EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-118205) and Form S-3 (No. 333-213548) of Westlake Chemical Corporation of our reports dated February 22, 2017 relating to consolidated financial statements and the effectiveness of internal control over financial reporting, which appear in this Form 10-K.
/s/ PricewaterhouseCoopers LLP
Houston, Texas
February 22, 2017